Exhibit 1

Termination of Stock Purchase Agreement

THIS AGREEMENT, dated as of July 8, 2019 effective June 30, 2019 among mPhase Technologies, Inc., a New Jersey corporation, having an address at 9841 Washingtonian Blvd, Suite 390 Gaithersburg, MD 20878 (the “Company”) and Airobitica Services Private Limited, an Indian Corporation, located at Akshay Tech Park, 4th Floor, EPIP Zone, Whitefield, Banglore-50066, INDIA (“Airobitica”) and Mahammad Rasool Shaik and Ibrahim Khaleel Shaik (collectively, the “Sellers”).

WHEREAS, the Company entered into a Stock Purchase Agreement (the “Agreement”) dated as of April 19, 2019 with the Sellers to acquires all of the stock of Airobitica from the Sellers which owned such corporation;

WHEREAS each of the parties hereto which to terminate, cancel and void the Agreement effective the date hereof by mutual consent.

NOW, THEREFORE, in consideration of the mutual premises set forth herein the parties hereto agree as follows:

1.	Effective June 30, 2019 the Agreement between the Sellers and the Company is hereby terminated, in full, and shall have no longer any legal effect as a binding contract between the parties. Sellers shall retain ownership of all of the Stock of Airobitica and the Company shall have no obligation to pay for the purchase of said Stock or in any way, whatsoever, to fund Airobitica or any of its activities.

2.	Each party agrees to release the other party from any and all obligations, covenants, and duties to perform under the Agreement without penalty to either party.

3.	This Agreement may not be modified or amended except by a written document executed by all of the parties hereto.

4.	This Agreement shall be governed by the laws of the State of Maryland in the United States. Each of the parties to this Agreement agrees to take whatever action, in either India of the United States to implement the terms of this Agreement. Each party will bear its own costs and expenses with respect to any such action.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first-above written.

mPhase Technologies, Inc.

By:
Anshu Bhatnagar, CEO

Airobitca Services Private Limited

By:

Mahammad Rasool Shaik

Ibrahim Khaleel Shaik